Ex 99.1

CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS DECEMBER TRAFFIC

DALLAS, TEXAS – January 7, 2011 -- Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 6.6 billion revenue passenger miles (RPMs) in December 2010, an 11.3 percent increase from the 6.0 billion RPMs flown in December 2009.  Available seat miles (ASMs) increased 5.6 percent to 8.3 billion from the December 2009 level of 7.8 billion.  The load factor for the month was 80.4 percent, compared to 76.2 percent for the same period last year.  For December 2010, passenger revenue per ASM is estimated to have increased approximately five percent as compared to December 2009.
For the fourth quarter 2010, Southwest flew 20.0 billion RPMs, compared to 18.2 billion RPMs flown for the same period in 2009, an increase of 10.1 percent.  Available seat miles increased 5.5 percent to 24.8 billion from the fourth quarter 2009 level of 23.5 billion.  The fourth quarter 2010 load factor was 80.7 percent, compared to 77.3 percent for the same period last year.
For the year ended December 31, 2010, Southwest flew 78.0 billion RPMs, compared to 74.5 billion RPMs flown for the same period in 2009, an increase of 4.8 percent.  Available seat miles increased 0.4 percent to 98.4 billion from the 2009 level of 98.0 billion.  The year-to-date load factor was 79.3 percent, compared to 76.0 percent for the same period last year.
This release, as well as past news releases on Southwest, are available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	DECEMBER

	2010	2009	CHANGE

Revenue passengers carried	7,299,247	7,037,220	3.7%

Enplaned passengers	8,946,340	8,354,947	7.1%

Revenue passenger miles (000s)	6,647,976	5,970,657	11.3%

Available seat miles (000s)	8,270,486	7,832,747	5.6%

Load factor	80.4%	76.2%	4.2	pts.

Average length of haul	911	848	7.4%

Trips flown	92,495	90,784	1.9%

	FOURTH QUARTER

	2010	2009	CHANGE

Revenue passengers carried	22,461,821	21,498,778	4.5%

Enplaned passengers	27,163,960	25,386,440	7.0%

Revenue passenger miles (000s)	20,005,943	18,175,023	10.1%

Available seat miles (000s)	24,788,095	23,505,932	5.5%

Load factor	80.7%	77.3%	3.4	pts.

Average length of haul	891	845	5.4%

Trips flown	278,137	272,740	2.0%

	TOTAL YEAR

	2010	2009	CHANGE

Revenue passengers carried	88,201,175	86,310,229	2.2%

Enplaned passengers	106,227,521	101,338,228	4.8%

Revenue passenger miles (000s)	78,046,967	74,456,710	4.8%

Available seat miles (000s)	98,437,092	98,001,550	0.4%

Load factor	79.3%	76.0%	3.3	pts.

Average length of haul	885	863	2.5%

Trips flown	1,114,451	1,125,111	(0.9)%

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